FIRST AMENDMENT TO MEMORANDUM OF UNDERSTANDING

This First Amendment is made to the Memorandum of Understanding ("MOU") dated December 3, 2004, by and between AirGATE Technologies Inc. ("AGTI"), a Texas corporation with offices at 710 Century Parkway, Allen, Texas 75013, and Borden Chemical Inc. (now Hexion Specialty Chemicals, Inc., ("Hexion"), a New Jersey corporation, with offices at 15115 Park Row, Suite 160, Houston, Texas 77084.

FOR AND IN CONSIDERATION of the mutual covenants and agreements contained in the MOU and in this First Amendment, the parties hereby agree as follows:

1. Phases I and II have been completed pursuant to Sections 1.1 and 1.2 of the MOU.

2. Pursuant to Section 1.3 and 1.4 of the MOU, the milestones, costs, budget and due dates for Phase III shall be as shown on ATTACHMENT 1 to this First Amendment. Any savings in engineering costs will be shared by the parties on a 50/50 basis.

3. Pursuant to Section 3.0 of the MOU, it is agreed that the royalty to be paid by Hexion shall be 7.5% of the Revenue received by Hexion from commercialization of the Work Product during the first seven (7) years after First
Commercialization, after which the royalty shall be deemed fully paid up. "Revenue" means the net sales price received by Hexion after deducting any returns, rebates, discounts, allowances, taxes and transportation. "First Commercialization" is defined as being achieved upon Hexion receiving payment from Hexion customers for ten (10) jobs run by AirGate engineers and deemed by Hexion, in its reasonable judgment, to have been successful and to have met the defined performance criteria of *** . The date of First Commercialization shall be designated by Hexion in writing to AGTI. For a six (6) month period following such date, AGTI shall, at no additional cost to Hexion, train up to three (3) Hexion employees to operate the equipment and analyze the data and results.

4. The first sentence of the seventh paragraph of Section 8 of the MOU is amended to read as follows:

"AGTI shall pay to Hexion a royalty based on 7.5% of all Revenue received by AGTI in the AGTI Field of Use."

5. A new Section 1.6 is added to the MOU, to read as follows:

"1.6 AGTI shall provide Hexion monthly reports detailing progress to date, milestones, hours and expenses. AGTI shall also establish a change order system acceptable to Hexion to manage variations in hardware costs.



***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


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IN WITNESS WHEREOF,  the parties have executed this First Amendment effective as of this 12th day of September, 2006.


AIRGATE TECHNOLOGIES, INC. HEXION SPECIALTY CHEMICALS, INC.

By: ____________________            By: __________________________________
         Michael L. Sheriff                          Jerry F. Borges
         CEO/President                               Vice President

























***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


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